EXHIBIT 99.1

STORE Capital Announces Sherry L. Rexroad as New Chief Financial Officer

SCOTTSDALE, Ariz., September 15, 2021 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced the appointment of Sherry L. Rexroad as Chief Financial Officer. Ms. Rexroad will begin her employment with STORE on October 18, 2021, and will assume the position of Chief Financial Officer on November 8, 2021, in connection with the planned retirement of the Company’s current Chief Financial Officer, Catherine Long.

Ms. Rexroad brings over 30 years of extensive leadership experience in REITs and real estate, finance, and capital markets. She was most recently Managing Director and Global Head of Business Development at BlackRock Global Real Asset Securities, where she applied her vast knowledge of REITs and real estate to launch BlackRock’s first real estate product that combines listed infrastructure and real estate securities. Previously, Ms. Rexroad was BlackRock’s Real Asset Securities team Co-Global Chief Investment Officer and Chair of the Investment Committee. In addition, she was a member of the BlackRock Americas Investment Stewardship Board, the BlackRock Fundamental Commission Oversight Committee, and the BlackRock Real Assets Sustainability Task Force. Ms. Rexroad was the first investor to be elected to the Nareit Advisory Board of Governors.

“Sherry is uniquely qualified to assume the role of Chief Financial Officer as we embark on our next chapter of growth and value creation for our many stakeholders, and we are delighted to welcome her to our executive leadership team. Her broad expertise, strong track record and deep and established relationships in our industry will add significant value to STORE’s platform,” said Mary Fedewa, STORE Capital’s President and Chief Executive Officer.

Ms. Fedewa continued, “Sherry also has significant expertise in sustainability and ESG and has been a frequent speaker at Nareit and other venues, on integrating ESG strategies to improve long-term investment outcomes. Sustainability as it relates to both our investment portfolio and our customers’ business practices is central to STORE’s mission of generating long-term, attractive, risk-adjusted returns that benefit our stakeholders and we look forward to Sherry’s insights as we continue to build upon our sustainability, social responsibility, and strong governance practices.

“Finally, I would like to thank Cathy Long for her close collaboration and friendship over the past 20 years and for the many contributions she has made to STORE, especially building our outstanding finance and accounting team. We appreciate Cathy’s help in transitioning her role to Sherry and wish her all the best in her retirement,” concluded Ms. Fedewa.

Professional Background of Sherry L. Rexroad

Prior to Ms. Rexroad’s nine years at BlackRock, she was Senior Portfolio Manager, REITs, Americas at Aviva Investors North America where she built its REIT securities team, business development and marketing plans. Previously, she served nine years as Managing Director, Portfolio Manager at ING Clarion Real Estate Securities and played a key role in growing the firm’s assets. Earlier, Ms. Rexroad was Vice President, Assistant Portfolio Manager at AEW Capital Management and Facilities Manager for the mid-Atlantic five-state region of the U.S. Environmental Protection Agency. Ms. Rexroad earned a Bachelor of Arts from Haverford College and a Master of Business Administration at The Wharton School of the University of Pennsylvania. She also holds a Chartered Financial Analyst designation and is a member of the CFA Institute.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,700 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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